T. ROWE PRICE RESERVE INVESTMENT FUNDS, INC.

ARTICLES OF AMENDMENT

  T. Rowe Price Reserve Investment Funds, Inc., a Maryland corporation, having its principal office in the City of Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

  FIRST:   The Charter of the Corporation is hereby amended to change the names of the series classified by the Corporation from “T. Rowe Price Government Reserve Investment Fund” to “T. Rowe Price Treasury Reserve Fund” and “T. Rowe Price Reserve Investment Fund” to “T. Rowe Price Government Reserve Fund.” As a result of this amendment, all references to “T. Rowe Price Government Reserve Investment Fund” and “T. Rowe Price Reserve Investment Fund” in the Charter are hereby changed to “T. Rowe Price Treasury Reserve Fund” and “T. Rowe Price Government Reserve Fund,” respectively.

  SECOND: The amendment shall become effective on August 1, 2016.

  THIRD:  The amendment does not increase the authorized stock of the Corporation or the aggregate par value thereof, and does not change any terms and conditions set forth in the Charter.

  FOURTH:  The amendment has been approved by the Corporation’s Board of Directors and is limited to a change expressly permitted by Section 2-605(a) of the Maryland Code—Corporations and Associations Article. No approval by shareholders of the Corporation is required under applicable law.

 IN WITNESS WHEREOF, T. Rowe Price Reserve Investment Funds, Inc., has caused those present to be signed in its name and on its behalf by its Vice President, and witnessed by its Secretary, on July 20, 2016.

WITNESS:	T. ROWE PRICE RESERVE INVESTMENT FUNDS, INC.
/s/Darrell N. Braman	/s/David Oestreicher
__________________________________ Darrell N. Braman, Secretary	By:_________________________________ David Oestreicher, Vice President

  THE UNDERSIGNED, the Vice President of T. Rowe Price Reserve Investment Funds, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/David Oestreicher

__________________________________
David Oestreicher, Vice President

Agmts\ArtAmendGRSandRES.doc